EXHIBIT 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fox Pan American Sports, LLC and its Subsidiary:

We consent to the use of our report dated April 30, 2005, with respect to the consolidated balance sheet of Fox Pan American Sports, LLC and its subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in members’ (deficit) equity, and cash flows for the year then ended, included in this Registration Statement on Form S-4 of Liberty Global, Inc., and to the reference to our firm under the heading “Experts” in this Registration Statement.

       KPMG LLP

Miami, Florida

April 30, 2005